Exhibit (m)(11)

MUTUAL FUND SERVICES AGREEMENT

*         *         *

This Mutual Fund Services Agreement (“Agreement”) is entered into by and among Prudential Investment Management Services LLC (“PIMS”), Prudential Investments LLC (“PI”), (PIMS and PI collectively referred to as “Service Provider”), Seligman Data Corp. (“SDC”) and Seligman Advisors, Inc. (“SAI”) with respect to the registered investment companies and classes of shares (each a “Fund” and collectively, the “Funds”) to be included on the Platform as described below.

WHEREAS, SAI acts as principal underwriter for the Funds and SDC acts as shareholder servicing agent for the Funds;

WHEREAS, Service Provider makes its wrap fee platform (“Platform”) available to correspondents as listed on Exhibit D (“Correspondents”) that offer various investment programs (“Programs”), pursuant to which Program clients (“Clients”) purchase shares of mutual funds included in the Programs at net asset value without the imposition of initial or contingent deferred sales charges;

WHEREAS, SAI desires that certain of its Funds, which shall be agreed upon from time to time in writing, be included on the Platform and available for purchase by Clients through the Programs; and

WHEREAS, SDC desires to have Service Provider perform certain record-keeping, record maintenance, sub-accounting, shareholder communications, administrative, and other related services on behalf of each Fund with respect to beneficial owners of Fund shares (including certain retirement and employee benefit plans and their participants), and Service Provider is willing to perform such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1. The Programs

a. Under the Programs, Clients will be provided with mutual fund investment choices presented to them by financial professionals associated with Correspondents that clear through Service Provider or another affiliated or non-affiliated clearing firm. Clients will select mutual funds from a menu of funds Correspondents select from a complete list of mutual funds assembled by Service Provider. Shares of the mutual funds made available by Correspondents in the Programs will be sold to Clients without the imposition of initial or contingent deferred sales charges.

b. In addition to information otherwise required to be provided to Service Provider under this Agreement, SAI agrees to provide, or cause to be provided, Service Provider on a quarterly basis with information relating to Fund performance and portfolio holdings (subject to appropriate time lag determined by SAI), a current Fund portfolio commentary and such other information as the parties may agree to from time to time. In addition to its obligations under this Agreement to notify Service Provider of Fund developments in the normal course, SAI agrees to notify Service Provider as soon as is practicable in writing of any change in a Fund’s portfolio manager or other key personnel.

2. Services

During the term of this Agreement, Service Provider shall perform, or cause to be performed, the record maintenance, administrative, shareholder communications, and other related services as set forth on Exhibit A hereto (the “Services”). For Services rendered, Service Provider shall receive the fee described below.

3. Operating Procedures

a. Service Provider will open, or cause to be opened, an omnibus account (the “Account”) with each Fund through which Service Provider or a designee will, among other things, purchase and redeem shares, settle transactions, reconcile transactions, obtain pricing, reinvest distributions, and maintain related records in accordance with the Operating Procedures set forth in Exhibit B hereto.

b. Pursuant to Rule 22c-2under the Investment Company Act of 1940, Service Provider, as authorized by Correspondent, will provide promptly upon request by a Fund, or upon request by SAI or SDC on behalf of a Fund, the social security number or taxpayer identification number of the Correspondent for all Clients that purchased, redeemed, transferred, or exchanged shares held through an Account for a specific period, and amount and dates of such purchases, redemptions, transfers and exchanges. Further, upon request by a Fund, or upon request by SAI or SDC on behalf of a Fund, Service Provider will, as authorized by the Correspondent, and to the extent the Correspondent provides Service Provider with any such additional information, provide or cause to be provided further Client identification information, such as social security number or tax identification number, the Client name and registration, address or residency, and financial advisor/representative number and/or name, on a case by case basis. In addition, upon written request by a Fund or upon written request by SAI or SDC on behalf of a Fund to restrict or prohibit further purchases or exchanges of Fund shares by a Client, Service Provider will provide these written requests to the Correspondent so that the Correspondent will restrict or prohibit further purchases or exchanges of Fund shares by a Client.

4. Fees

a. SAI and SDC agree to pay a fee (“Fee”) to Service Provider that shall be calculated and paid in accordance with Exhibit C attached hereto. SAI and SDC acknowledge that they will pay such Fee to Service Provider to compensate Service Provider and its affiliates for rendering Services.

b. Service Provider will provide such information to SAI and SDC as may be necessary for each to comply with its obligations to make disclosures to the board(s) of directors or trustees of the Funds. Each party will pay all of its out-of-pocket expenses incurred in connection with the performance of its obligations under the Agreement, except as may otherwise be specified in the Agreement.

5. Fund Qualification Requirements

a. Fund shares may be purchased through the Programs in all states or other U.S. jurisdictions unless SAI advises Service Provider in writing that such Fund shares are not qualified for sale under applicable law. SAI shall advise Service Provider immediately in writing if any such qualification is terminated or if it wishes that purchase orders not be placed for a Fund on behalf of Clients whose account addresses are in a particular state or other jurisdiction.

b. Service Provider will, upon request, (i) furnish SAI with monthly written statements of the number of shares of each Fund purchased on behalf of Clients whose account addresses are in one or more qualified states or other jurisdictions indicated by SAI or (ii) on a daily basis, transmit to an electronic database provider with whom Service Provider has established effective systems interfaces information regarding the number of shares of each Fund purchased on behalf of Clients whose account addresses are in each qualified state for retrieval by Service Provider shall not be responsible for any charges of such database provider in connection with the transmission of such information by Service Provider to and the retrieval of such information by a Fund, SAI from such database provider.

c. SAI agrees to provide Service Provider prior to the effective date of this Agreement, or as soon thereafter as practicable, with two (2) copies of the then-current prospectus and statement of additional information of each Fund. SAI also agrees to provide Service Provider with written copies of any amendments, supplements, or stickers to or changes in or reprinting or reproductions of the Fund’s prospectus or statement of additional information upon their effective date or as soon as possible thereafter.

d. SAI agrees that any rescission offer that is made to shareholders who own shares directly with a Fund will also be made to Clients who would be entitled to such rescission offer if they owned shares directly with the Fund. SAI will provide Service Provider with a letter on SAI or Fund letterhead containing the terms of any such rescission offer, and Service Provider may send, or have sent, this writing or any derivation thereof, to the affected Clients. To assist SAI and the applicable Fund in effecting any such rescission offer, Service Provider agrees to provide SAI with relevant information regarding any affected Client, including the account number, the number of shares purchased and redeemed, if any, the dates of the purchase(s) and redemption(s), if any, and the dollar amount of such transactions.

6. Compliance Responsibilities

a. SAI represents and warrants that (i) each prospectus, registration statement, annual or other periodic report, proxy statement and item of advertising or marketing material prepared by it of or relating to each Fund complies (or will comply) in all material respects with all applicable federal and state laws, rules and regulations (except for advertising or marketing materials prepared by Service Provider to the extent any information therein is not provided to Service Provider by Fund Affiliate or any Affiliate (defined below) thereof or accurately derived from information published or provided by them), (ii) the distribution and tabulation of proxies complies (or will comply) in all material respects with all applicable federal and state laws, rules and regulations (except for such proxy related services provided by Service Provider or its mailing agent), (iii) the shares of each Fund are registered or exempt from each state as required by applicable laws, rules and regulations, and (iv) it and each “affiliated person” as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), herein referred to as “Affiliate,” is in compliance with all applicable federal and state laws, rules and regulations (including the 1940 Act and the Investment Advisers Act of 1940, as amended (“Advisers Act”)), and the rules and regulations of each self-regulatory organization with jurisdiction over it or Affiliate. The responsibilities under this subsection include, but are not limited to, compliance of information published, distributed, or otherwise made available, and activities conducted through the Internet and any other electronic medium

b. Service Provider is responsible for Service Provider’s compliance with all applicable laws, rules and regulations governing Service Provider’s performance under this Agreement.

c. Any communication or instruction made pursuant to this Agreement shall be made in writing, which shall include communications sent by facsimile or electronic transmission. Service Provider is entitled to rely on any communications or instructions that it reasonably believes were provided to it by SAI or SDC, as the case may be, any Affiliate or their agents authorized to provide such communications or instructions to Service Provider, and on communications or instructions provided to it by Clients. SAI and SDC and their respective Affiliates are entitled to rely on any communications or instructions they reasonably believes were provided to them by Service Provider, or its agents authorized to provide such communications or instructions to SAI and SDC and their respective affiliates.

7. Representations and Warranties

a. Each of SAI and SDC severally, and not jointly, represents and warrants to Service Provider that:

(i) it has the requisite authority to enter into this Agreement.

(ii) the payment to Service Provider of any fees pursuant hereto (1) has been duly authorized by the Fund(s), the Board of Directors/Trustees of the Fund(s), or any other persons to the extent such authorization is required to properly make such payment, (2) is properly disclosed in the relevant Fund prospectus to the extent such disclosure may be required, and (3) is in material conformity with all federal, state and industry laws or regulations to which the Fund or its agents are subject; and

(iii) in the case of SAI only, that it, the Funds and any Affiliates are in compliance with the conditions and qualifications set forth in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (“NASD”), as amended from time to time (“Rule 2830”), which enable a member of the NASD to offer or sell shares of the Funds;

(iv) each Fund is a “no sales charge,” “load waived,” or “no-load” Fund;

(v) in the case of SAI only, if a Fund has a distribution or shareholder servicing plan maintained or adopted pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”), the Class A shares of such Fund’s Rule 12b-1 Plan does not pay fees in excess of 25 basis points per annum; and

(vi) either the Funds, SAI, SDC, or its agent is a Fund Member of the National Securities Clearing Corporation (“NSCC”) and has access to the NSCC’s Fund/Serv system (“Fund/Serv”) and the NSCC’s Networking system (“Networking”).

b. PIMS represents and warrants that:

(i) it is a member in good standing of the NASD;

(ii) it or a relevant designee is an NSCC Member and has access to Fund/Serv and Networking; and

(iii) it is authorized to execute this Agreement.

c. PI represents and warrants that:

(i) it is registered as an investment adviser under the Advisers Act; and

(ii) it is authorized to execute this Agreement.

d. Each of PIMS and PI represent and warrant that:

(i) it shall not place orders for purchases of Fund shares for any Correspondent not listed on Exhibit D or otherwise approved in writing by SAI; and

(ii) it shall comply with any laws, rules and regulations applicable to it in the performance of its obligations under this Agreement.

d. If the foregoing representations and warranties made by SAI, SDC and Service Provider become no longer accurate, the affected party will promptly notify the other parties, as appropriate, thereof in writing.

8. Use of Parties’ Names

a. Without Service Provider’s prior written consent, which shall not be unreasonably withheld, SAI and SDC will not cause or permit the use, description, or reference to Service Provider, or to the relationship contemplated by this Agreement, in any advertisement, sales literature, or other promotional materials or activities, including, without limitation, any advertisement or promotional materials published, distributed, or made available, or any activity conducted through, the Internet or any other electronic medium.

b. Service Provider shall not make any representations regarding the Funds, SAI or SDC without prior written consent, which shall not be unreasonably withheld, except as follows:

(i) Service Provider may refer to any Fund as part of a list of mutual funds available through any Program; and

(ii) Service Provider may disclose any fact or make any reference to any information concerning any Fund that is contained in and accurately derived from the Fund’s current prospectus or statement of additional information, or advertising, sales literature, or other promotional materials generated or approved by SAI. SAI may, in its reasonable discretion, request that Service Provider modify any reference to any Fund in subsequent advertisements or sales literature.

9. Proprietary Information and Privacy

Each party hereto acknowledges that the identities of the other party’s customers (including, with respect to Service Provider, for purposes of this section, Clients), information maintained by such other party regarding those customers (“Customer Information”), information regarding the terms and conditions of this Agreement, and all computer programs and procedures developed by such other party or such other party’s Affiliates or agents in connection with such other party’s performance of its duties hereunder constitute the valuable property of such other party. Each party agrees that should it come into possession of any Customer Information, or any other property of such party, pursuant to this Agreement or any other agreement related to services under this Agreement, the party who acquired such information or property shall use its best efforts to hold such information in confidence and refrain from using, disclosing, or distributing any of such information or other property, except (i) as required or necessary to carry out the obligations imposed by this Agreement, (ii) with the other party’s prior written consent, or (iii) as required by law or judicial process. Each party agrees to comply, at a minimum, with all applicable privacy laws, including those promulgated pursuant to Title V of the Gramm Leach Bliley Act of 1999. Each party agrees to maintain physical, electronic and procedural safeguards designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of, Customer Information. Each party acknowledges that any breach of the foregoing agreements as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction shall deem appropriate. Notwithstanding the foregoing, this paragraph shall not prohibit either party from utilizing for any purpose the names, addresses or other information concerning the other party’s customers, for any purpose whatsoever, if such names, addresses or other information are obtained in any lawful manner other than from such other party pursuant to this Agreement.

10. Indemnification

a. Service Provider shall indemnify and hold harmless SAI, SDC, Funds, and their directors, officers, employees and agents (Indemnified Parties) from and against any and all losses, claims, liabilities and expenses (including reasonable attorney’s fees) (“Losses”) incurred by any of them arising out of (i) Service Provider’s dissemination of information regarding SAI, SDC or a Fund that is materially incorrect and that was not provided to Service Provider, or approved, by SAI or its Affiliates, or agents, (ii) Service Provider’s willful misconduct or gross negligence in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses result from the negligence, willful misconduct or breach of this Agreement by an Indemnified Party, or (iii) any breach by Service Provider of any representation, warranty or agreement contained in this Agreement.

b. SAI shall indemnify and hold harmless Service Provider and each director, officer, employee and agent of Service Provider and each Affiliate of Service Provider from and against any and all losses, claims, liabilities and expenses (including reasonable attorney’s fees) (“Losses”) incurred by any of them arising out of (i) any untrue statement of any material fact contained in any prospectus, registration statement, annual or other periodic report or proxy statement of the Fund or any advertising, marketing, shareholder communication, or promotional material generated, provided, or approved by SAI or omission of any material fact there from required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading (ii) any violation of any law, rule or regulation relating to the registration or qualification of shares of the Fund in a state, (iii) any breach by SAI of any representation, warranty or agreement contained in this Agreement or (iv) the willful misconduct or gross negligence by SAI the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses result from the negligence, willful misconduct or breach of this Agreement by Service Provider.

c. SDC shall indemnify and hold harmless Service Provider and each director, officer, employee and agent of Service Provider and each Affiliate of Service Provider from and against any and all Losses incurred by any of them arising out of (i) any breach by SDC of any representation, warranty or agreement contained in this Agreement or (ii) the willful misconduct or gross negligence by SDC in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses result from the negligence, willful misconduct or breach of this Agreement by Service Provider.

d. Except to the extent otherwise expressly provided in this Agreement, no party assumes any responsibility hereunder, or will be liable to the other, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

e. In any event, no party shall be liable for any special, consequential or incidental damages.

f. This section shall survive the termination of this Agreement.

11. Role and Relationship of Service Provider

The parties acknowledge and agree that the Services under this Agreement are record maintenance, shareholder communication, and related administrative services only and are not the services of an underwriter, principal underwriter, sub-distributor, or dealer of any Fund within the meaning of the Securities Act of 1933, as amended, or the 1940 Act. This Agreement does not grant Service Provider or a Correspondent any right to purchase shares of any Fund (although it does not preclude Service Provider or a Correspondent from purchasing any such shares), nor does it constitute Service Provider or a Correspondent an agent of SAI or any Fund for purposes of selling shares of any Fund to any dealer or the public, except as expressly stated in this Agreement as to the receipt of Orders.

To the extent Service Provider or a Correspondent is involved directly or indirectly in the purchase or redemption of shares of any Fund under this Agreement, such involvement will be as agent of Clients only. The parties further acknowledge and agree that Service Provider is not: (1) a “Sponsor” of a Program, as that term is defined under Rule 204-3(f) under the Advisers Act, or (2) responsible for Correspondents’ compliance with applicable securities, privacy, anti-money laundering, and other laws, rules, and regulations relating to advising, soliciting, selling, and transacting (including late trading and market timing) in Funds through the Programs.

12. Information to be Provided

a. At present and at all times during the term of this Agreement, all information supplemental to the Prospectuses and Statements of Additional Information provided to Service Provider by SAI for distribution to Clients, including but not limited to sales literature, advertisements and inter-dealer sales materials, will be prepared in accordance with all applicable federal and state securities laws and regulations. The Registration Statement (including the Prospectuses and Statement of Additional Information) and any sales materials relating to the Funds provided to Service Provider by SAI for distribution to Clients shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein to make the statements therein, in light of the circumstances in which they were made, not misleading. SAI hereby agrees to forward copies of all marketing materials that it prepares with respect to its Funds that participate in the Programs to Service Provider (which includes inter-dealer materials (for internal use or broker use only) as well as sales, marketing and promotional materials intended for public distribution).

b. Service Provider agrees that it and its employees or agents are not authorized to make any representation concerning shares of any Fund, except those contained in or accurately derived from the then current Prospectus or other materials provided to Service Provider by SAI relating to such Fund.

13. Notices and Other Communications

All notices and other communications required by this Agreement shall be in writing and delivered personally, sent by first class mail, or delivered by a nationally recognized courier service. Such notices will be deemed to have been received (1) in the case of first class mail, as of the earlier of actual physical receipt or three (3) days after deposit, first class postage prepaid, in the United States mail or (2) in the case of delivery via a recognized courier service, as of the earlier of actual physical receipt or three (3) days after delivery to such service. All such notices shall be made:

(a) if to PIMS or PI (Service Provider):

Legal Counsel	President
Prudential Investments LLC
Prudential Investment Management	Prudential Investment Management
Services LLC	Services LLC
Gateway Center Three, 4th Floor	C/o Investment Management Services
Newark, NJ 07102	Gateway Center Three, 13th Floor
Newark, NJ 07102

(b) if to SAI:

Seligman Advisors, Inc.

Attn: President

100 Park Avenue

New York, NY 10017

(c) If to SDC:

Seligman Data Corp.

Attn: President

100 Park Avenue

New York, NY 10017

14. Non-exclusivity

Each party acknowledges that the other may enter into agreements similar to this Agreement with other parties for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

15. Assignability

This Agreement is not assignable by any party without the other parties’ prior written consent and any assignment in contravention hereof shall be null and void. A change in control of either party shall not constitute an assignment of this Agreement.

16. Exhibits and Schedules

All Exhibits and Schedules attached to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement.

17. Entire Agreement; Amendment

This Agreement (including any Exhibits and Schedules hereto) constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by Service Provider, SAI and SDC. This Agreement may be amended only by a writing executed by each party hereto that is to be bound by such amendment, except that all Exhibits (other than Exhibit C, and Section 5c of Exhibit B) and Schedules to this Agreement may be amended by Service Provider upon thirty (30) days’ written notice to SAI and SDC or such other time as shall be agreed to by the parties.

18. Governing Law

This Agreement will be governed by and interpreted under the laws of the State of New York as applied to contracts entered into and to be performed entirely within the state.

19. Arbitration

If a dispute arises between Service Provider and SAI or SDC with respect to this Agreement that the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then-

existing NASD Code of Arbitration Procedures (NASD Code), except if the NASD is unwilling to accept jurisdiction of the matter, such arbitration will be held in accordance with the rules and regulations of the American Arbitration Association (“AAA”). The parties agree that to the extent permitted by the NASD Code and AAA’s rules and regulations, the arbitrator(s) shall be selected from the securities industry.

20. Effectiveness of Agreement; Termination

a. This Agreement will become effective as to a Fund as of the later of (i) the date set forth below; (ii) when this Agreement is approved by a vote of the Board of Directors/Trustees of such Fund, and of the Directors/Trustees who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of such Fund’s 12b-1 Plan or any agreement related to the 12b-1 Plan (“Qualified Directors/Trustees”); or (iii) such later date as Service Provider may, in its discretion, designate.

b. This Agreement shall continue in force for one year, and shall thereafter continue automatically for successive annual periods only so long as such continuance is specifically approved at least annually by a vote of the Board of Directors/Trustees of the Fund, and of the Qualified Directors/Trustees

c. This Agreement may be terminated as to a Fund:

(i) by any party upon sixty (60) days’ written notice to the other party, or upon such shorter notice as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party; or

(ii)by vote of a majority of the Qualified Directors/Trustees of such Fund or by a vote of the majority of the outstanding voting securities of such Fund upon not more than sixty (60) days’ written notice to the other party.

d. This Agreement shall also terminate automatically in the event of its assignment.

e. Upon the termination date for any Fund, Service Provider will no longer make the Fund shares available for purchase by Clients through the Programs. Service Provider reserves the right to transfer the Fund shares of the Clients out of the Account.

f. Notwithstanding any termination, SAI and SDC will remain obligated to pay Service Provider the Fee as to each share of the Fund that was considered in the calculation of the Fee as of the date of termination and as to each share of the Fund that results from reinvesting the dividends or capital gains distributed on such shares (each a “Pre-Termination Share”), for one hundred eighty (180) days following the date of the termination of this Agreement with respect to such Fund (the “Termination Period”), if Service Provider continues to perform substantially all of the Services as to such Pre-Termination Share; provided that no portion of the Fee which is derived from a Fund’s 12b-1 Plan shall be payable by SAI for more than sixty (60) days’ after termination to the extent this Agreement is terminated or discontinued as to the Fund by the Fund’s Board of Directors/Trustees as described above.

g. In the event a Fund merges or is subject to some other form of business reorganization such that shareholders of the Fund receive shares of an entity not covered by this Agreement (each share a “Reorganized Share”), each such Reorganized Share shall be deemed to be a Pre-Termination Share, and SAI and SDC shall remain obligated to pay Service Provider the Fee as to each Reorganized Share for so long as such Reorganized Share is held in the Account, unless such (i) Reorganized Share is subject to a services agreement with Service Provider other than pursuant to this Agreement or (ii) this Agreement has been terminated with respect to the Fund issuing such Reorganized Share, in which case SAI and SDC shall remain obligated to pay Service Provider for the balance of the Termination Period for such Fund, if any.

21. Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, this Agreement has been executed by a duly authorized representative of the parties hereto.

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

By:
Name:
Title:
Date:

PRUDENTIAL INVESTMENTS LLC

By:
Name:
Title:
Date:

SELIGMAN ADVISORS, INC.:

Name

Street

State, City, Zip Code

By:
Name:
Title:
Date:

SELIGMAN DATA CORP.:

Name

Street

State, City, Zip Code

By:
Name:
Title:
Date:

Exhibit A

SERVICES

*   *   *

1. Record Keeping and Maintenance

Service Provider shall maintain, or cause to be maintained, the following records with respect to a Fund for each Client who holds Fund shares in the Programs:

a. Number of shares;

b. Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c. Name and address of the Client, including zip codes and social security numbers or taxpayer identification numbers;

d. Records of distributions and dividend payments;

e. Any transfers of shares; and

f. Overall control records.

2. Shareholder Communications

Service Provider shall perform, or cause to be performed, the following shareholder communications services:

a. Provide to a shareholder mailing agent for the purpose of mailing certain Fund-related materials the names and addresses of all Clients who hold shares of such Fund in their Program brokerage accounts. The shareholder mailing agent shall be a person or entity with whom the Fund has arranged for the distribution of certain Fund-related material in accordance with the Operating Procedures and to which the Fund pays any compensation related thereto. The Fund-related materials shall consist of updated prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. In the alternative, in accordance with the Operating Procedures, Service Provider may distribute the Fund-related materials to Clients;

b. Mail current Fund prospectuses and statements of additional information and annual and other periodic reports upon a Client’s request and, as applicable, with confirmation statements;

c. Mail statements to Clients on a monthly basis (or, as to accounts in which there has been no activity in a particular month, no less frequently than quarterly) showing, among other things, the number of shares of each Fund owned by such Clients and the net asset value of such Fund as of a recent date;

d. Produce and mail to Clients confirmation statements reflecting purchases and redemptions of shares of each Fund in Program brokerage accounts;

e. Respond to Client inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates; and

f. If Service Provider clears transactions in Fund shares for any Correspondents in an omnibus relationship, it will cause such Correspondent to provide shareholder communications services set forth in this section.

3. Other Administrative Services

Service Provider will provide the following other administrative services to SAI, SDC and their relevant Affiliates:

a. Coordinate relationships between SAI, SDC (and their relevant Affiliates) and Correspondents that sell Funds to Clients pursuant to the Programs;

b. Respond to inquiries by SAI and SDC regarding the Programs;

c. Perform due diligence with respect to the Funds and information generated by a SAI and SDC (or an Affiliate) regarding the Funds and otherwise monitor the Funds selected for the Programs;

d. Provide Fund sales and asset information to SAI, SDC and their relevant Affiliates as the parties may from time to time agree; and

e. Make personnel reasonably available to attend in-person meetings, to participate in video and telephone conference calls, and to assist in organizing and co-sponsoring the same, with SAI, SDC and their relevant Affiliates to discuss investment strategies, portfolio holdings, and management philosophy regarding the Funds.

2

Exhibit B

OPERATING PROCEDURES

*         *         *

1. The Account

a. Service Provider or its designated clearing broker-dealer (“Clearing Firm”) (for purposes of these Operating Procedures, Service Provider and Clearing Firm shall be collectively referred to as “Service Provider”) will open or cause to be opened an Account (as defined in the Agreement) with each Fund. The Account default will be reinvestment of dividend and capital gain distributions.

b. SDC shall designate the Account with account numbers. Account numbers will be the means of identification when the parties place transactions in the Account.

c. The parties acknowledge that the Account is an omnibus account in Service Provider’s name with Fund shares held by multiple beneficial owners. The parties agree that all Fund shares held by Service Provider on behalf of Clients shall be carried in a custody account for the exclusive benefit of Clients and shall not be subject to any right, charge, security interest, lien, or other claim against Service Provider in favor of any Funds or any Fund Company.

d. The Account shall be kept open on the Fund’s books regardless of a lack of activity or small position size, except to the extent that Service Provider takes specific action to close the Account, or to the extent the Fund’s prospectus reserves the right to close inactive accounts. In the latter case, SDC will give thirty (30) days’ prior notice to Service Provider before closing any Account.

e. Service Provider has the right to open additional accounts from time to time to accommodate other investment options and features and to consolidate existing accounts if and when appropriate to meet the needs of the Programs. If it is necessary for Service Provider to open an account with a Fund for the payment of distributions in cash, the term “Account” shall mean both the account for the reinvestment of dividend and capital-gain distributions and the account for the payment of distributions in cash.

f. Service Provider reserves the right to issue instructions to each Fund to move shares between the Account and any other account Service Provider may open or maintain, subject to the Funds’ then current prospectus.

2. Authorization to Receive Orders on a Fund’s Behalf

a. SAI, in the case of purchase orders, and SDC, in the case of redemption orders, hereby designate and authorize Service Provider to receive such orders in proper form (“Orders”) from Clients on the Fund’s behalf for purposes of Rule 22c-1 under the 1940 Act, so that any such Clients will receive the share price next computed by the Fund after the time at which Service Provider has received the order from such Clients.

b. SAI and SDC, as the case may be (collectively, “Fund Parties”) further agree that Service Provider may designate and authorize such intermediaries as it deems necessary, appropriate, or desirable (“Sub-Designees”), to receive Orders from Clients on the Fund’s behalf for purposes of Rule 22c-1 under the 1940 Act, so that any such Client will receive the share price next computed by the Fund after the time at which such customer places its Order with the Sub-Designee (in connection with receiving Orders under Sections 2, 3, and 4 of these Operating Procedures, Service Provider and Sub-Designees shall be collectively referred to as “Service Provider”).

c. In connection with this Section 2, Fund Parties represent, warrant, and covenant to Service Provider that all necessary legal and other actions have been taken by each Fund’s board of directors or trustees, as the case may be, to authorize Service Provider to receive purchase and redemption Orders from Clients on behalf of the Funds for purposes of Rule 22c-1 under the 1940 Act and that it will cause each Fund’s board of directors or board of trustees to take such necessary legal and other actions regarding the annual review of such authorization.

3. NSCC Processing

a. In General. Unless otherwise agreed to by the parties, each Account maintained at the Fund will be maintained in accordance with NSCC Matrix Level 3 (full broker control) established processing rules and standards. This Section 3 applies to transmissions of Fund transaction and registration data and the settlement of those Fund transactions through Fund/Serv and transmissions of Account data and the processing of dividend and capital-gain distributions through the Networking system on an omnibus basis pursuant to Matrix Level 3 (full broker control).

b. NSCC Covenants. Service Provider and Fund Parties agree (1) to perform any and all duties, functions, procedures and responsibilities assigned to them by NSCC rules, procedures or other requirements relating to Fund/Serv (“NSCC Fund/Serv Rules”) and Networking (“NSCC Networking Rules”), as applicable, in a competent manner; (ii) to maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities; (iii) that any information provided to the other party through Fund/Serv or Networking will be accurate, complete, and in the format prescribed by the NSCC; and (iv) to adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/Serv or Networking and to limit the access to, and the inputting of data into, Fund/Serv or Networking to persons specifically authorized by the party.

c. Fund/Serv.

(i) Transactions Subject to Fund/Serv. On each Business Day, Fund Parties agree (A) to accept and effect changes in its records upon receipt of purchase, redemption, and registration instructions from Service Provider electronically through Fund/Serv; (B) to process any instructions received from Service Provider through Fund/Serv in a timely manner; and (C) to confirm or reject any Fund purchase or redemption Order received from Service Provider through Fund/Serv prior to the next opening of regular trading on the New York Stock Exchange or to notify Service Provider prior to the next opening of regular trading on the New York Stock Exchange of any event, such as a systems failure of SAI, SDC, Fund or the NSCC, that would prohibit Fund Parties from confirming or rejecting such an Order.

(ii) Transmission of Orders Through Fund/Serv. For any purchase or redemption of Fund shares processed through Fund/Serv, Service Provider agrees that, except as set forth in Section 3(c)(iv) below, (A) Orders received by Service Provider prior to the close of regular trading on the New York Stock Exchange (generally, 4:00 p.m. Eastern time) (“Market Close”) on any Business Day (“Day 1”) (such Orders are referred to herein as “Day 1 Trades”) will be transmitted by Service Provider to Fund Parties through Fund/Serv in the manner and within the time frame permitted by NSCC Fund/Serv Rules (currently prior to 8:00 p.m. Eastern Time, or, 11:00 p.m. Eastern Time in the case of certain permitted “late pass transmissions”) on Day 1; and (B) Orders received by Service Provider at or after Market Close on Day 1 (such Orders are referred to herein as “Day 2 Trades”) will be transmitted by Service Provider to Fund Parties through Fund/Serv in the manner and within the time frame permitted by NSCC Fund/Serv Rules (currently prior to 8:00 p.m. Eastern Time) on the next Business Day (“Day 2”).

(iii) Fund’s Pricing of Orders. For any purchase or redemption of Fund shares processed through Fund/Serv, Fund Parties agree that, except as set forth in Section 3(c)(iv) below, (A) Day 1 Trades will be effected at the net asset value of each Fund’s shares (“Net Asset Value”) calculated as of Market Close on Day 1, provided such trades are transmitted to the NSCC through Fund/Serv in the manner and within the time frame permitted by NSCC Fund/Serv Rules as set forth in subsection 3(c)(ii) above; and (B) Day 2 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 2, provided such trades are transmitted to the NSCC through Fund/Serv in the manner and within the time frame required by NSCC Fund/Serv Rules as set forth in subsection 3(c)(ii) above. Fund Parties

2

agree that, consistent with the foregoing, Day 1 Trades will have been received by the Fund prior to Market Close on Day 1, and Day 2 Trades will have been received by the Fund prior to Market Close on Day 2, for all purposes, including, without limitation, effecting distributions.

(iv) Exceptions. Notwithstanding subsections 3(c)(ii) and 3(c)(iii) above, Fund Parties agree that,

(A) if Service Provider is prevented from transmitting Day 1 Trades to Fund Parties, through Fund/Serv on Day 1 due to unforeseen circumstances (such as computer system failures experienced by Service Provider or the NSCC, natural catastrophes, or other emergencies or human error), provided that Service Provider notifies Fund Parties of such contingency prior to 8:00 p.m. Eastern Time on Day 1, Service Provider may:

(I) transmit such Day 1 Trades to the Fund through Fund/Serv prior to 8:00 p.m. Eastern Time on Day 2, and such Day 1 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 1, provided further that Service Provider notifies Fund Parties of the Day 1 Trade information prior to 9:30 a.m. Eastern Time on Day 2; or

(II) transmit the Day 1 Trades through means other than Fund/Serv prior to 9:30 a.m. Eastern Time on Day 2, and such Day 1 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 1, and settle and reconcile pursuant to the provisions of Section 4(d) below;

(B) in the event that Fund Parties reject a Day 1 Trade (or notifies Service Provider pursuant to Section 3(c)(i) above that it would have rejected the Day 1 Trade had there not been systems error), and the parties agree that such rejection can be remediated by Service Provider, Service Provider may follow the procedures for transmitting trades set forth in subsections 3(c) (iv) (A) (I) or 3(c) (iv) (A) (II) above, and such Day 1 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 1.

(v) Settlement of Transactions. For any purchase or redemption of Fund shares processed through Fund/Serv, Service Provider and Fund Parties will settle trades in accordance with trade details as submitted by Service Provider and in the manner provided by NSCC Fund/Serv Rules. Should Fund Affiliate need to extend settlement on a trade, Fund Parties must contact Service Provider by 11:00 a.m. Eastern Time on trade date + 1 to discuss extension. For purposes of determining the length of settlement, Fund Parties agree to treat shareholders that hold Fund shares through the Account the same as it treats shareholders that hold Fund shares directly with the Fund. If SDC does not settle redemption orders on Settlement Date and has not contacted Service Provider by 11:00 a.m. Eastern time on trade date + 1 to discuss such extension of settlement (even if such extension is due to a systems problem unknown on trade date), then Service Provider may, at its option, and upon notice to SDC, on any subsequent Settlement Date and for so long as such redemption proceeds are due to it:

(A) settle purchase orders and redemption orders net of each other for such Fund; and/or

(B) net any redemption proceeds still due to it against any net or gross purchase amount due from it for such Fund.

d. Distributions

(i) For each Account, SDC shall provide all dividend and capital-gain distribution information to Service Provider in a timely manner to enable Service Provider to pay distributions to Clients on or as close to payable date as practicable. As to each Fund, SDC or such Fund shall provide Service Provider with (A) the record date, ex-dividend date, and payable date with respect to a Fund as soon as practicable after it is announced, but no later than the record date, (B) access to the record date share balance in the Omnibus Account and the distribution rate per share on the first Business Day after record date, and (C) the reinvest price per share as soon as it is available. Other distribution information required by Service

3

Provider from time to time for payment of distributions to Clients shall be provided by SDC on such dates as are agreed upon between Service Provider and SDC, but no later than the payable date. All daily accrual rates should be communicated to Service Provider via the NSCC CUSIP profile price and rate facility.

(ii) For each Account designated for the reinvestment of dividend and capital-gain distributions, and for purposes of effecting cash dividend and capital-gain distributions through such Account for Clients who have elected through Service Provider to receive their dividend and/or capital-gain distributions in cash, Service Provider may, at its option, follow the procedures set forth in this subsection 3(d)(ii) or in Section 4(f) below. On the next Business Day following reinvestment (R+1), Service Provider shall send SAI redemption trades “as of” the reinvestment date via the NSCC CNS process by 7 a.m. Eastern Time. These trades should result in same day confirmations and settlement in the 12:00 a.m. Eastern Time NSCC CNS cycle. In the event such NSCC CNS cycle is not available, Service Provider shall give notification to SAI in a manner agreed to by the parties of the aggregate number of Fund shares necessary to make an adjusting reconciling transaction to void the purchase of such number of shares. Service Provider shall include such adjusting reconciling transaction in its Fund/Serv transmission on R+1, and SDC or such Fund shall pay the proceeds from such adjusting reconciling transaction. On the next Business Day following receipt of the reinvest price per share (R+1), Service Provider shall give notification to SAI in a manner agreed to by the parties of the aggregate number of Fund shares necessary to make an adjusting reconciling transaction to void the purchase of such number of shares. Service Provider shall include such adjusting reconciling transaction in its Fund/Serv transmission on R+1, and SDC or such Fund shall pay the proceeds from such adjusting reconciling transaction through the NSCC’s money settlement process on the next Business Day (R+2). Service Provider shall use such proceeds to pay the dividend and capital gain distribution in cash to Clients who have elected to receive such dividends or distributions in cash.

(iii) For each Account designated for the payment of dividend and capital-gain distributions in cash, SDC shall, on the next Business Day following payable date, pay to Service Provider through the NSCC’s money settlement process the full amount of such capital-gain distributions and/or dividends.

(iv) For each Fund that pays daily dividends, SDC shall provide on a daily basis, the following record date information: daily rate, account share balance, account accrual dividend amount (for that day), account accrual dividend amount (for period to date), and account transfers and period-to-date accrual amounts.

(v) For each Fund, in any, that pays daily dividends, (A) Fund Affiliate shall notify Service Provider how the Fund determines eligible dividend shares and whether it pays dividends “on entry” or “on exit” and (B) Fund Affiliate shall accrue dividends, commencing on the settlement date for the purchase of Fund shares and terminating on the trade date for the redemption of Fund shares.

e. Account Reconciliation Requirements

(i) Service Provider shall verify, on a next day basis, Orders placed for the Account with each Fund. All activity in the Account must be reflected. Therefore, any “as of’ activity must be shown with its corresponding “as of’ dates.

(ii) With respect to other than non-broker-controlled Accounts, Service Provider must receive or have access to statements on or before the tenth Business Day of each quarter, even if there has been no activity in the Account during the period, unless Service Provider can verify transactions by electronic transmission.

(iii) The parties agree to notify each other and correct any error in the Account with any Fund upon discovery. If an error is not corrected by the day following discovery, each party agrees to make best efforts to avoid this from hindering any routine daily operational activity.

4

(iv) SDC shall provide a daily position file and online access to Accounts to Service Provider.

(v) This section, except for subsection (ii), also applies to “Outside of NSCC” transactions delineated in Section 4 below.

f. Networking. For each Account established and/or maintained pursuant to Networking, SDC shall accept and effect changes in its records upon receipt of instructions, communications, and actions from Service Provider electronically through Networking without supporting documentation from Service Provider or the beneficial owners of Fund shares. SDC shall be responsible for processing any such instructions, communications, or actions from Service Provider and for executing the instructions of Service Provider in a timely manner in accordance with NSCC rules and procedures. Each Account will be maintained in accordance with Matrix Level 3 (full broker control) as designated by the NSCC.

4. Processing Outside of NSCC

This Section 4 applies to transmission of Fund transaction and registration data and the settlement of those Fund transactions outside of Fund/Serv and Networking.

a. Purchase and Redemption Orders. For each day on which any Client places a purchase or redemption order for shares of a Fund under a Program, Service Provider shall aggregate all such purchase orders and aggregate all such redemption orders and communicate to the Fund an aggregate purchase order and an aggregate redemption order.

b. Transmission of Orders. Service Provider agrees that, except as set forth in subsection 4(c)(ii) below: (i) Orders received by Service Provider prior to Market Close on Day 1 will be transmitted by Service Provider to the Fund by 8:00 p.m. Eastern time on Day 1; and (ii) Orders received by Service Provider at or after Market Close on Day 1 will be transmitted by Service Provider to the Fund by 8:00 p.m. Eastern time on Day 2.

c. Fund Parties Pricing of Orders

(i) Fund Parties agree that, except as set forth in subsection 4(c)(ii) below, Day 1 Trades will be effected at the net asset value of each Funds shares (“Net Asset Value”) calculated as of Market Close on Day 1, provided such trades are received by the Fund by 8:00 p.m. Eastern time on Day 1; and Day 2 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 2, provided such trades are received by the Fund by 8:00 p.m. Eastern time on Day 2. Fund Parties agree that, consistent with the foregoing, Day 1 Trades will have been received by the Fund prior to Market Close on Day 1, and Day 2 Trades will have been received by the Fund prior to Market Close on Day 2, for all purposes, including, without limitation, effecting distributions.

(ii) Notwithstanding Sections 4(b) and 4(c)(i) above, Fund Parties agree that, if Service Provider is prevented from transmitting Day 1 Trades to the Fund by 8:00 p.m. Eastern time on Day 1 due to unforeseen circumstances, such as computer system failures, natural catastrophes, or other emergencies or human error, then Service Provider may transmit such Day 1 Trades by 9:30 a.m. Eastern time on Day 2, and such Day 1 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 1, provided that Service Provider notifies the Fund of such contingency prior to 8:00 p.m. Eastern time on Day 1.

d. Settlement of Transactions

(i) Service Provider and Fund Parties will settle Day 1 Trades on Day 2 and will settle Day 2 Trades on Day 3.

(ii) Service Provider will transmit the aggregate purchase price of all the purchase Orders for a given trade date to the Fund by wire transfer on the appropriate Settlement Date.

5

(iii) SDC will cause the Fund(s) to send to Service Provider the aggregate proceeds of all redemption Orders for the Fund(s) placed by Service Provider on a given trade date on the Business Day following the appropriate Settlement Date. Such redemption proceeds will be sent by wire transfer on the Settlement Date + 1 for the redemption Orders. Wire transfers of redemption proceeds shall be separate from wire transfers for other purposes.

(iv) Each wire transfer of redemption proceeds shall indicate, on the Fed Funds wire system, the amount thereof attributable to each Fund; provided, however, that if the number of entries would be too great to be transmitted through the Fed Funds wire system, SDC shall, on the day the wire is sent, notify Service Provider of such entries. The cost of the wire transfer is the responsibility of the party sending the wire. The interest cost associated with any delayed wire is the responsibility of the party sending the wire and will be charged at the Federal Funds rate.

(v) Should a Fund need to extend settlement on a trade, including without limitation Orders under any amendment to these Operating Procedures to implement retirement plan order processing, Fund Parties must contact Service Provider by 9:00 a.m. Eastern time on trade date + 1 to discuss the extension. For purposes of determining the length of settlement, Fund Parties agree to treat shareholders that hold Fund shares through the Account the same as it treats shareholders that hold Fund shares directly with the Fund.

(vi) In the event that a Fund cannot verify redemption proceeds, Fund Parties will settle trades and forward redemption proceeds in accordance with these Operating Procedures based on the information provided by Service Provider. Service Provider will be responsible for the accuracy of all trade information provided by it.

e. Account Reconciliation Requirements

See Section 3(e) above.

f. Distributions

(i) SDC shall provide dividend and capital-gain distribution information to Service Provider in the manner and within the time frames set forth in subsection 3(d)(i) above.

(ii) As set forth in Section 1(a) above, the Account will be set up for the reinvestment of dividend and capital-gain distributions. For purposes of effecting cash distributions through the Account for Clients who have elected to receive their dividend and/or capital-gain distribution in cash, prior to 10:00 a.m., Eastern time, on the next Business Day following reinvestment (R+ 1) as provided in subsection 3(d)(i)(C) above, Service Provider shall notify SDC of the aggregate number of Fund shares necessary to make an adjusting reconciling transaction to void the purchase of such number of shares. SDC or such Fund shall wire the proceeds from said adjusting reconciling transaction from the Fund to the designated Service Provider account on the Business Day following such reconciling transaction. Service Provider shall use such proceeds to pay the dividend and/or capital-gain distribution in cash to Clients who have elected to receive such distributions in cash.

(iii) If Service Provider maintains an Account with a Fund for the payment of distributions in cash, SDC shall wire, on the Business Day following the payable date, any cash distribution from the Fund to Service Provider.

(iv) For each Fund that pays daily dividends, SDC shall provide on a daily basis, the following record date information: daily rate, account share balance, account accrual dividend amount (for that day), account accrual dividend amount (for period to date), and account transfers and period-to-date accrual amounts.

6

(v) For each Fund that pays daily dividends, each Fund shall accrue dividends, commencing on the settlement date for the purchase of Fund shares and terminating on the trade date for the redemption of Fund shares.

g. Transfer of Accounts

(i) SDC agrees to transfer shares between accounts for Clients or other street name brokers held directly with a Fund and the Account on the Fund’s records. For the purpose of expediting transfers from such accounts that must be processed, Fund Company will accept transfer instructions through the Networking Mass Broker to Broker facility or outside of NSCC’s Networking service, SDC will accept by facsimile transmission a summary sheet of information indicating the Clients’ names, account numbers, the Fund affected, and the number of shares to be re-registered or liquidated (“Summary Sheet”). The Service Provider will retain copies of the transfer authorization for the period required by any applicable law, rule or regulation. All transfer requests into or out of the Account from parties other than Service Provider’s authorized persons must be forwarded to Service Provider for approval prior to processing. Service Provider will forward a list of authorized persons to SDC with this Agreement.

(ii) SDC shall process all transfer and liquidation requests into the appropriate Account. At no time shall any Fund establish separate accounts registered to Service Provider for the benefit of individual shareholders. In the event any such account is mistakenly opened, Service Provider reserves the right to instruct such Fund to move Fund shares to the Account.

(iii) SDC must confirm to Service Provider the completion of each transfer on the day it occurs. The confirming information shall include the number of shares, date (“as of” date if unavoidable delay), transaction date, account number of the Client and the Account, registration, accrued dividends and account type (e.g., retail single customer, etc.).

(iv) Transfer processing after record date but prior to payable date will include all accrued dividends. SDC is responsible for monitoring all completed full transfers for “trailing” dividends. Should a “trailing” dividend appear in an account, SDC shall send such dividend to Service Provider within five (5) Business Days, along with a specific written notification thereof. Notification shall include details of the dividend and Client, including the Client’s social security number or taxpayer identification number, and/or the account number for the Account to which the transfer was made.

(v) If Clients submit share certificates for transfer into their Service Provider brokerage accounts, Service Provider will send such certificates, properly endorsed to the applicable Fund, for transfer into the Account with such Fund. Upon the request of Service Provider, SDC agrees to provide the status of said certificates and book share balances.

5. General

a. Record Maintenance

Service Provider shall maintain, or cause to be maintained, records as described in Exhibit A hereto.

b. Shareholder Communications

(i) Service Provider shall provide, or cause to be provided, the shareholder communication services described in Exhibit A hereto.

(ii) SAI shall be responsible for providing certain Fund-related shareholder materials, including, but not limited to, updated prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications.

7

SAI agrees to have Service Provider or the mailing agent consolidate mailings of material to shareholders of more than one Fund if the mailing is identical for all Funds in Fund Company family. SAI is obligated to supply these materials (at no expense to Service Provider) in amounts reasonably requested by Service Provider for distribution to Clients and in a timely manner so as to allow Service Provider to send such materials on a timely basis to Clients who are shareholders of a Fund. To the extent practicable, SAI shall notify Service Provider immediately of any change to a Fund’s prospectus.

(iii) SAI shall ensure that the prospectus of each of its Funds discloses that a broker may charge transaction fees on the purchase and/or sale of Fund shares. SAI shall also ensure that either the prospectus, or the statement of additional information if the statement of additional information is incorporated in the prospectus, of each of its Funds discloses that:

(A) the Fund has authorized one or more brokers to receive on its behalf purchase and redemption Orders;

(B) such brokers are authorized to designate other intermediaries to receive purchase and redemption Orders on the Fund’s behalf;

(C) the Fund will be deemed to have received a purchase or redemption Order when an authorized broker or, if applicable, a broker’s authorized designee, receives the Order;

(D) Client Orders will be priced at the Fund’s Net Asset Value next computed after they are received by an authorized broker or the broker’s authorized designee;

(E) the performance of the Funds may be compared in publications to the performance of various indices for which reliable performance data is available and to averages prepared by recognized mutual fund statistical services; and

(F) the annual report contains additional performance information and will be made available to investors upon request and without charge.

c. Dividend and Distribution Reporting

For annual tax reporting purposes, except with respect to a Fund that invests in entities that are pass-through entities for US federal income tax purposes (a “Pass-Through Fund”), SDC shall seek to inform Service Provider by January 15 of the portion of each Fund’s distributions for the previous calendar year that include dividends, capital gains, and tax reclassifications; and except with respect to Pass-Through Funds, by February 15, the portion of each Fund’s distributions for the previous calendar year that include foreign source income, tax exempt income by state of origin or return of capital, U.S. government obligation interest, creditable and non-creditable foreign tax, dividends eligible for the corporate dividends received deductions, any redemption proceeds, and spillback/throwback dividends. The character of dividends and distributions paid by a Pass-Through Fund will be reported to Service Provider as soon as is practicable due to the nature of the securities held by the funds in the Real Estate Series, which securities include those issued by real estate investment trusts (REITs). SDC shall seek to provide Service Provider any changes to such tax information previously provided as soon as practicable after such changes are known.

d. Mergers, Splits, Liquidations, CUSIP Changes, and Reorganization Activities. To the extent practicable, SAI shall provide to Service Provider thirty (30) days’ prior written notice of any mergers, splits, liquidations, CUSIP changes, and other reorganization activities of or material changes to a Fund.

e. Pricing Information. On every Business Day, SAI, through an appropriate electronic pricing service (e.g., NASDAQ feeds), will provide to Service Provider prior to 7:00 p.m., Eastern time, each Fund’s closing Net Asset Value and public offering price (if applicable) for that day and/or notification of

8

no price for that day. SAI, or the applicable electronic service provider, shall provide such information on a best efforts basis taking into consideration any extraordinary circumstances arising at the Fund (e.g., natural disasters, etc.).

f. Price, Distribution Rate and Other Errors

(i) If adjustments are required to correct any error in the computation of the Net Asset Value or public offering price of a Fund’s shares, in the distribution rate for a Fund’s shares, or otherwise, SAI shall notify Service Provider upon discovering the need for such adjustments. Notification may be made orally, but must be confirmed that same day by facsimile or otherwise in writing.

(ii) Service Provider and SAI shall agree promptly and in good faith to a resolution of the error. Following resolution, upon request by Service Provider, SAI shall provide Service Provider with written notification of the resolution. The letter shall be written on SAI letterhead and shall state for each day on which an error occurred the incorrect price or rate, the correct price or rate, and the reason for the price or rate change. SAI agrees that Service Provider may send this writing, or a derivation thereof, to Clients whose accounts are affected by the price or rate change.

(iii) If the Client has received cash in excess of what he or she is entitled, Service Provider will, when requested by SDC, and to the extent practicable and permitted by law, debit or cause to be debited from the Client’s brokerage account the amount of such excess, but only to the extent of any cash in the account, and repay it to the Fund. In no event, however, shall Service Provider be liable to SDC or the Fund for any such amounts, unless the error was caused by Service Provider’s breach of this Agreement or Service Provider’s willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement. Upon the request of SDC, and to the extent practicable, Service Provider shall provide SDC with the name of Clients and other relevant information concerning the Clients’ brokerage accounts to assist SDC in the collection from Clients of any such excess amount not repaid to the Fund.

(iv) If an adjustment is necessary to correct an error that has caused Clients to receive dollars or shares less than that to which they are entitled, the SDC shall, as appropriate and as mutually agreed by the parties pursuant to subsection 5(f)(ii) above, make all necessary adjustments to the number of shares owned in the Account and/or distribute to Service Provider any and all amounts of the underpayment. Service Provider will credit, or cause to be credited, the appropriate amount of such shares or payment to the affected Clients.

(v) For purposes of making adjustments, including the collection of overpayments, SDC agrees to treat Clients that hold Fund shares through the Account the same as it treats shareholders that hold Fund shares directly with the Fund. When making adjustments for an error, a Fund shall not net transactions for that day in the Account.

g. Redemptions in Kind. SAI represents that each Fund that has made an election under Rule 18f-1, if any, has filed Form N-18F-1 with the Securities and Exchange Commission. To the extent that a Fund has made an election on Form N-18F-1, SAI agrees that it will treat as a “shareholder” each shareholder that holds Fund shares through the Account, provided that Service Provider provides to SAI, upon request, the name or account number, number of Fund shares and other relevant information for each such shareholder. To the extent that a Fund has made an election on Form N-18F-1, SAI acknowledges that treatment of Service Provider as the sole shareholder of Fund shares held in the Account for purposes of applying the limits in Rule 18f-1 under the 1940 Act would be inconsistent with the intent of Rule 18f-1 and the Fund’s election on Form N-18F-1 and could unfairly prejudice shareholders that hold Fund shares through the Account and therefore will not apply these limits against the Account.

h. Suspension of Purchases. Service Provider may suspend purchases of Fund shares through the Programs for any period of time upon notice to Fund Parties.

9

i. New Processing Systems. Fund Parties agree to cooperate with Service Provider as Service Provider develops and seeks to implement new processing systems for the Programs.

10

Exhibit C

FEES

* * *

Fees payable under this Agreement shall be calculated in accordance with the following:

A. Definitions

The following terms shall have the meanings defined below:

1. “Daily Value” shall mean the Net Asset Value (“NAV”) reported by SAI to Service Provider through the NSCC’s Mutual Fund Profile Service (the “Profile Service”) or, if the NAV is not available through the Profile Service, through the NASD Automated Quotation System or other mutually agreeable means.

2. “Qualifying Shares” shall mean all Class A shares of a Fund held by Clients in Programs.

3. “Asset-Based Fee Rate” shall mean             basis points per annum, consisting of the following components:

a. Component 1:	basis points, payable by SAI;
b. Component 2:	basis points, payable by SDC; and
c. Component 3:	basis points, payable pursuant to a Fund’s Rule 12b-1 Plan.

B. Calculation of Asset-Based Fee

The Asset-Based Fee shall be calculated by Service Provider each quarter by multiplying the average Daily Value of Qualifying Shares for the quarter multiplied by the Asset-Based Fee Rate.

C. Calculation and Payment of Fee

1. The Fee payable under this Agreement shall be the sum of the Asset-Based Fee. The Fee shall be billed quarterly and is due and payable by SAI and SDC upon receipt of such bill, provided that SAI shall make payments pursuant to Component 3 only when it is in receipt of such 12b-1 fees from the Fund.

2. SAI shall, as soon as practicable, provide Service Provider with notice of any change to or termination of a Fund’s 12b-1 Plan affecting the amount payable pursuant to Component 3. SAI shall continue to pay Service Provider an amount equal to Component 3 for sixty (60) days following such change or termination.

3. The Fee payable under this Agreement by SAI and SDC with respect to Qualifying Shares shall be in lieu of the fees payable, if any, by SAI or SDC under any other agreement with Service Provider with respect to the Platform.

D. Adjustments

For purposes of calculating the Asset-Based Fee pursuant to this Exhibit, no adjustments will be made by Service Provider to the NAV reported by SAI or SDC to Service Provider for any Fund to correct errors in the NAV reported for any day unless such error is identified and corrected by SAI or SDC and the corrected NAV is reported by SAI or SDC to Service Provider before 8:00 p.m. Eastern time on the first Business Day after the day to which the error relates. Further, no adjustments shall be made by Service Provider to the total Asset-Based Fee for a given month due to any data error resulting from a stock dividend or reverse stock split affecting a portfolio holding in a Fund.

Exhibit D

Correspondents

* * *

First Clearing, LLC

Wachovia Securities, LLC

Pruco Securities, LLC